Exhibit 99.2
CONTACT:

Gary Qualmann	Bob Lentz
AirNet Systems, Inc.	InvestQuest, Inc.
(614) 409-4832	(614) 876-1900
AirNet Systems, Inc. Common Shares Approved
for Listing on American Stock Exchange
COLUMBUS, Ohio — January 20, 2006 —AirNet Systems, Inc. (NYSE: ANS) today announced that its common shares have been approved for listing on the American Stock Exchange and that it expects trading in its common shares on the American Stock Exchange to commence at the market opening on Wednesday, January 25, 2006. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards. The Company’s common shares will continue to trade on the New York Stock Exchange until the close of that market on Tuesday, January 24, 2006. The ticker symbol for the Company’s common shares will remain “ANS”.
AirNet Systems, Inc.
AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company operated a total of 127 aircraft, 113 for its cargo airline and 14 for its passenger charter airline at September 30, 2005, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The statements in this news release, other than statements of historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to maintain its compliance with all applicable listing standards necessary on the date its common shares are scheduled to begin trading on the American Stock Exchange and its ability to maintain in the future the standards necessary for continued listing on the Exchange. Other risks to the Company’s business are detailed in our previous press releases, shareholder communications and Securities Exchange Act filings including our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.
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